EXHIBIT 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 18, 2021 (except for the correction of certain stop-loss insurance amounts discussed in Note 2, as to which the date is March 15, 2021), with respect to the combined financial statements of Healthy Partners, Inc., HP Enterprises II, LLC, Broward Primary Partners, LLC, and Preferred Primary Care, LLC, included in Amendment No. 1 to the Registration Statement (Form S-1 No. 333-258736) and related Prospectus of Cano Health, Inc. for the registration of shares of its Class A common stock.

/s/ Ernst & Young LLP

Tampa, Florida

October 1, 2021